Exhibit 99.1

OXIS INTERNATIONAL REPORTS SECOND QUARTER FINANCIAL RESULTS

PORTLAND, Ore.—August 6, 2004 — OXIS International, Inc. (OTCBB:OXIS) (Nouveau Marche:OXIS) today announced financial results for the second quarter of 2004.

For the second quarter ended June 30, 2004, the Company reported revenues of $433,000, a decrease in revenues from $661,000 reported in the second quarter of 2003. The net loss for the second quarter of 2004 was $1,193,000 compared to a net loss of $278,000 in the second quarter of 2003.

For the first six months of 2004, revenues were $1,000,000, a decrease from $1,210,000 reported for the first six months in 2003. The net loss for the first six months of 2004 was $1,786,000 ($0.07 per share – basic and diluted), compared to $427,000 ($0.04 per share – basic and diluted) reported for the first six months of 2003.

Revenue decrease for the second quarter of 2004 reflects no sales of bSOD (Super Oxide Dismutase), compared to a $242,000 shipment of bSOD to the Company’s Spanish licensee during the second quarter of 2003. Revenues of Research Assays and Fine Chemicals grew to $433,000 for the first six months of 2004, up from $415,000 reported for the first six months of 2003.

Unusual expenses during the second quarter of 2004 include costs associated with the Axonyx change of control, financing fees, and regulatory issues involving France’s Autorité des Marchés Financiers (AMF): $525,000 in expenses was related to the Axonyx change of control involving legal and severance expenses; $164,000 in financing fees was incurred in the second quarter of 2004 as amortization of the debt discount in connection with the closing of $570,000 in convertible bridge-loan financing in January 2004; and $102,000 was incurred in legal expenses and fines imposed by the AMF in the quarter ended June 30, 2004.

Selling, general and administrative expenses increased from $411,000 in the second quarter of 2003 to $534,000 in the second quarter of 2004. The increase of $123,000 is primarily due to the investment in the cardiac predictor program, increased costs in the animal health profiling program, expenses in connection with investor relations activities in Europe, and increased legal fees.

Cost of product revenue for the first half of 2003 was $678,000 compared to $553,000 for the first half of 2004. Cost of revenue of Research Assays for the first half of 2003 was $484,000 (, 64%), compared to $553,000 (, 59%) in the first half of 2004. This 5% decrease is primarily due to holding expense levels while increasing sales volumes.

OXIS International Inc., headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species – diseases of oxidative stress. The Company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as the Company’s ability to raise adequate funding, unforeseen difficulties related to the Company’s oxidative stress and other diagnostic products; decreases in the rate of spending by the Company’s customers; the development by the Company’s competitors of new competing products; and other risks indicated in the Company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the Company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 26, 2004 and the Company’s quarterly reports on Form 10-QSB filed thereafter.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands of dollars, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004 (unaudited)	2003 (unaudited)	2004 (unaudited)	2003 (unaudited)
Revenues	$433	$661	$1,000	$1,210
Cost of revenues	238	458	553	678

Gross profit	195	203	447	532

Operating expenses:
Research and development	62	67	157	176
Selling, general and administrative	534	411	990	785
Foreign Legal proceedings	102	—	167	—
Restructuring charges	525	—	605	—

Total operating expenses	1,223	478	1,919	961

Operating loss	(1,028)	(275)	(1,472)	(429)
Other income and expenses:
Other income	—	—	—	8
Interest income	—	1	—	1
Financing fees	(164)	—	(300)	—
Other	19	—	19	—
Interest expense	(20)	(4)	(33)	(7)

Total other income and expenses	(165)	(3)	(314)	2

Loss before income taxes	(1,193)	(278)	(1,786)	(427)

Income taxes	—	—	—	—

Net loss	(1,193)	(278)	(1,786)	(427)
Other comprehensive income/(loss)
Foreign currency translation adjustment	—	20	(34)	25

Comprehensive loss	$(1,193)	$(258)	$(1,820)	$(402)

Net loss per common share – basic and diluted	$(.04)	$(.03)	$(.07)	$(.04)

Weighted average number of shares used in computation – basic and diluted	26,631,274	10,272,325	26,588,569	10,140,259

CONSOLIDATED BALANCE SHEET INFORMATION

	June 30, 2004	December 31, 2003
Current assets	$1,814	$1,057
Total assets	2,758	1,963
Current liabilities	3,038	1,093
Total equity	(280)	870